Exhibit 10.78

INDUS REALTY TRUST, INC.

DIRECTOR DEFERRED COMPENSATION PLAN

Section 1.Purpose and Effective Date

The purpose of this Director Deferred Compensation Plan (the “Plan”) is to provide the non-employee members of the Board of Directors (the “Board”) of INDUS Realty Trust, Inc. (the “Company”) with an opportunity to elect the date on which their Director Award RSUs granted pursuant to the Company’s Equity Plan will be settled and paid, including any deferral thereon (in addition to any vesting requirements set forth in the RSU Grant Agreement) and to establish the terms for such elections and deferrals.  The Plan shall be effective as of June 3, 2021 (the “Effective Date”).

Section 2.Eligibility

Any member of the Board who is not an officer or employee of the Company or a subsidiary of the Company (a “Director”) is eligible to participate in the Plan.

Section 3.Elections With Respect to a Director Award RSU

(a) Normal Time of Election. Elections under this Plan with respect to any Director Award RSUs for a Plan Year shall be made no later than the date specified by the Plan Administrator, but no later than December 31 of the Plan Year prior to the Plan Year in which the applicable services are performed.  Any such election shall be effective for Director Award RSUs earned in the following Plan Year.

(b)Initial Election. Notwithstanding Section 3(a):

(i)Any Director who is first eligible for this Plan on the Effective Date (and is not otherwise participating in any other account balance plan (within the meaning of Section 409A) sponsored by the Company or any of its affiliates), may make an initial election within 30 days (or such earlier date as specified by the Plan Administrator) following the Effective Date and such election shall be effective for the Director Award RSUs earned following the date the election form is provided in accordance with Section 3(c). Any such Director shall have no right to defer Director Award RSUs under the Plan with respect to periods of service prior to the Effective Date (and any such deferral election shall not apply to any compensation for services performed prior to the date such election is submitted as provided in this Section 3); and

(ii)Any new Director nominee (who is not at the time of nomination a sitting Director) may make an initial election within 30 days (or such earlier date as specified by the Plan Administrator) following the date the nominee commences service as a Director and such election shall be effective for the Director Award RSUs earned following the later of the date the nominee commences services as a Director and the date the election form is provided in accordance with Section 3(c). Any such Director shall have no right to defer Director Award RSUs under the Plan with respect to periods of service prior to the date such Director commences service as a Director (and any such deferral election shall not apply to any compensation for services performed prior to the date such election is submitted as provided in this Section 3).

(c) Manner of Election . Unless otherwise determined by the Board, a participant may elect to defer receipt of 100% of such participant’s Director Award RSUs within the time periods prescribed under this Section 4 by giving written notice to the Chief Financial Officer of the Company (or his or her designee) on an election form provided by the Company, which notice shall specify (to the extent applicable) the Settlement Date elected under Section 4.

(d) Duration and Effect of Election. An election to defer Director Award RSUs shall become effective and binding on the participant once the Plan Year to which the election applies has commenced and, except as provided by this paragraph, once made, is irrevocable and may not be changed. An election for a Plan Year may be cancelled upon demonstration of an “unforeseeable emergency” (within the meaning of Section 409A) and with the concurrence of the Plan Administrator. The Plan Administrator may in its discretion provide that elections may be evergreen and apply to all future Plan Years until revoked according to such procedures established by the Plan Administrator.  However, except as set forth in this Section 3(d), any revocation will only apply to a future Plan Year.

Section 4.Settlement Date Election

(a)A participant may elect to have the Shares subject to his or her Director Award RSUs for a Plan Year be paid commencing upon the date of any of the following events (such elected date, the “Settlement Date”): (i) the five (5) year anniversary of the date of grant (or the first business day immediately following such date if such date is not a business day), (ii) the participant’s Separation from Service, (iii) the earliest of the events described in subsections (i) through (ii) or a Change in Control. If a participant does not make an election under this Plan with respect to the Director Award RSUs, then that Director Award RSU will be paid as provided in the RSU Grant Agreement. Distributions to commence upon a participant’s Settlement Date shall be made in the form elected by participant in his or her election and, unless otherwise determined by the Plan Administrator, will consist of either (A) a lump sum on the participant’s Settlement Date or (B) five equal installments, with the first installment on the Settlement Date, and the remaining four installments on the first four anniversaries of the Settlement Date thereafter; provided that any such payment shall be deemed to be timely paid in accordance with this Plan and any election hereunder if paid within 30 days prior to the participant’s Settlement Date (or applicable anniversary thereof) or paid after the participant’s Settlement Date (or applicable anniversary thereof), but prior to the later of (x) the 15th day of the third month following such date and (y) December 31 of the year in which such date occurs.
(b)The deferred portion of a participant’s Director Award RSUs are automatically credited to the participant’s Account on the date such Director Award RSUs are granted to the participant.  Such Director Award RSUs shall be subject to the same vesting terms and forfeiture restrictions as such Director Award RSUs would otherwise have had pursuant to the terms of the Equity Plan and applicable RSU Grant Agreement. A participant’s Account shall be debited for any Director Award RSUs that are forfeited. Amounts credited to a participant’s Account shall be paid in the form of one whole Share for each Director Award RSU; provided, however, that any fractional Share held in such Account shall be automatically and immediately converted to an amount in cash equal to such fractional share multiplied by the Fair Market Value (as defined in the Equity Plan) as of the date of the payment of such participant’s Account. In the event that a participant’s RSU Grant Agreement provides for the right to receive Dividend Equivalents (as defined in the Equity Plan) in respect of each Share underlying such Director Award RSUs, such Dividend Equivalents shall be credited to the participant’s Account as well. The Dividend Equivalents associated with such Director Award RSUs shall remain outstanding until the distribution to the participant of his or her Director Award RSUs in accordance with Section 4(a), and shall be paid in Shares or cash in the Plan Administrator’s sole discretion.
(c)If adjustments are made to the outstanding shares of Common Stock as a result of recapitalization, merger, consolidation, split up, stock split, reverse stock split, spin-off or other distribution of stock or property of the Company, extraordinary dividends combination of securities, exchange of securities or other similar change in the capital structure of the Company (other than normal cash dividends), an appropriate adjustment also will be made in the number of Director Award RSUs credited to the participant’s Account in a manner consistent with the Equity Plan.

Section 5.Death or Disability Prior to Receipt

In the event of a participant’s death or Disability prior to the date elected by the participant to receive the Shares underlying a grant of Director Award RSUs deferred hereunder, then such Shares shall be paid to the participant (or the participant’s estate or personal representative, as applicable) in a lump sum within sixty (60) days following the date of the participant’s death or Disability.

Section 6.Participant's Rights Unsecured

Nothing in this Plan shall require the segregation of any assets of the Company or any type of funding by the Company, it being the intention of the parties that the Plan be an unfunded arrangement for federal income tax purposes. No participant shall have any rights to or interest in any specific assets or Shares by reason of the Plan, and any participant’s rights to enforce payment of the obligations of the Company hereunder shall be those of a general creditor of the Company.

Section 7.Assignability

No right to receive payments hereunder shall be transferable or assignable by a participant, except by will or by the laws of descent and distribution. A participant may not sell, assign, transfer, pledge or otherwise encumber any interest in the participant’s Director Award RSUs and any attempt to do so shall be void against, and shall not be recognized by, the Company.

Section 8.Administration

(a)It shall be the duty of the Board to conduct the general administration of the Plan in accordance with its provisions and, to the extent applicable, the provisions of the Equity Plan. The Plan Administrator shall have the power to interpret the Plan and all elections hereunder, and to adopt such rules for the administration, interpretation and application of the Plan and any elections as are not inconsistent with the Plan, to interpret, amend or revoke any such rules and to amend the Plan.
(b)Unless otherwise established by the Board, set forth in any Organizational Documents or as required by Applicable Law, a majority of the Plan Administrator shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by all members of the Plan Administrator in lieu of a meeting, shall be deemed the acts of the Plan Administrator. Each member of the Plan Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company, the Griffin Industrial, LLC or any Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. Neither the Plan Administrator nor any member or delegate thereof shall have any liability to any person (including any Director) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any election thereunder.
(c)The Plan Administrator’s interpretation of the Plan, any elections thereunder and all decisions and determinations by the Plan Administrator with respect to the Plan and such elections are final, binding and conclusive on all persons (including any Director).
(d)The Board may from time to time delegate to a committee of one or more Directors or one or more officers of the Company the authority to take administrative actions pursuant to this Section 8; provided, however, that in no event shall a Director be delegated the authority with respect to any of his or her deferrals hereunder; provided,  further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under any Organizational Documents and Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board specifies at the time of such delegation or that are otherwise included in the applicable Organizational Documents, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 8(d) shall serve in such capacity at the pleasure of the Board, and the Board may abolish any committee at any time and re-vest in itself any previously delegated authority.

Section 9. Section 409A

To the extent applicable to a participant, the Plan and each deferral election thereunder shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and each deferral election hereunder shall be interpreted in accordance with Section 409A. Notwithstanding any provision of the Plan or any deferral election to the contrary, the Board may (but is not obligated to), without a participant’s consent, adopt such amendments to the Plan or deferral election or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to comply with the requirements of Section 409A and thereby avoid the application of any penalty taxes under Section 409A. The Company makes no representations or warranties as to the tax treatment of any deferral hereunder under Section 409A or otherwise.  The Company shall have no obligation under this Section 9 or otherwise to take any action (whether or not described herein) to avoid the imposition of taxes, penalties or interest under Section 409A with respect to any deferral hereunder and shall have no liability to any participant or any other person if any deferral under the Plan is determined to constitute non-compliant, “nonqualified deferred compensation” subject to the imposition of taxes, penalties and/or interest under Section 409A.

Section 10.Governing Law

The laws of the State of Delaware shall govern all questions of law arising with respect to the Plan, without regard to the choice of law principles of any jurisdiction that would result in the application of the laws of another jurisdiction. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

Section 11.Amendment

The Plan may at any time or from time to time be amended, modified or terminated by the Board. No amendment, modification or termination shall, without the consent of the participant, adversely affect any Director Award RSUs deferred under this Plan, except that (a) the Board may terminate the Plan and distribute the Shares underlying any Director Award RSUs deferred under this Plan to participants in accordance with and subject to the rules of Treas. Reg. Section 1.409A-3(j)(4)(ix), or successor provisions, and any generally applicable guidance issued by the Internal Revenue Service permitting such termination and distribution and (b) the Board shall be entitled to take any actions contemplated by Section 9.

Section 12.Delay of Payments

To the extent permitted under Section 409A, the Plan Administrator may, in its sole discretion, delay payment under any of the following circumstances, provided that the Plan Administrator treats all payments to similarly situated participants on a reasonably consistent basis:

(e)Federal Securities Laws or Other Applicable Law.  A payment may be delayed where the Plan Administrator reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Plan Administrator reasonably anticipates that the making of the payment will not cause such violation.  For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.
(f)Administration. The Company may delay making payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in this Plan or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern, and in such case, the payment will be treated as made upon the date specified in the Plan if the payment is made during the first calendar year in which the making of the payment would not have such negative economic effect.  Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A.
(g)Specified Employee. Notwithstanding anything herein to the contrary, if a participant is deemed at the time of his or her Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of payment of the participant’s Account is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the participant’s Account shall not be payable to the participant prior to the earlier of (a) the expiration of the six-month period measured from the date of the participant’s Separation from Service or (b) death. Any amounts otherwise payable to the participant during such period following the Participant’s Separation from Service that are not so paid by reason of this Section 11(c) shall be paid as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Participant’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Participant’s death).

Section 13.Definitions

(a)“Account” shall mean a bookkeeping account created by the Company in accordance with an election by a participant to receive deferred stock compensation under Section 3 hereof. The Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a participant under the Plan.

(b)“Affiliate” shall mean (a) any Subsidiary; and (b) any domestic eligible entity that is disregarded, under Treasury Regulation Section 301.7701-3, as an entity separate from either (i) the Company, (ii) the Partnership or (iii) any Subsidiary.

(c)“Applicable Law” shall mean any applicable law, including, without limitation: (a) provisions of the Code, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

(d)“Change in Control” shall have the meaning ascribed to such term in the Equity Plan; provided that such Change in Control must also constitute a “change in control event” within the meaning of Section 409A.

(e)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder, whether issued prior or subsequent to any deferral hereunder.

(f)“Director Award RSUs” means the RSUs granted to a Director for serving as a member of the Board pursuant to the Equity Plan.

(g)“Disability” means inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(h)“Equity Plan” means the INDUS Realty Trust, Inc. and INDUS Realty Trust, LLC 2020 Incentive Award Plan (as it may be amended from time to time) or any successor plan.

(i)“Organizational Documents” shall mean, collectively, the Company’s articles of incorporation, charter, certificate of incorporation, bylaws or other similar organizational documents relating to the creation and governance of the Company.

(j)“Plan” means this INDUS Realty Trust, Inc. Directors Deferred Compensation Plan.

(k)“Plan Administrator” means the person(s) or entity that conducts the general administration of the Plan as provided in Article 8 hereof. With reference to the duties of the Board under the Plan which have been delegated to one or more Persons pursuant to Section 8(d) hereof, or which the Board has assumed, the term “Plan Administrator” shall refer to such Person(s) unless the Board has revoked such delegation or the Board has terminated the assumption of such duties.

(l)“Plan Year” means a calendar year.

(m)“RSU” means a restricted stock unit granted under the Equity Plan.

(n)“RSU Grant Agreement” means the agreement between the Company and a Director which sets forth the terms and conditions of the participant’s Director Award RSUs.

(o)“Section 409A” means Section 409A of the Code and the regulations and guidance promulgated thereunder.

(p)“Share” means a share of the common stock of the Company, par value $0.01 per share.

(q)“Separation from Service” means termination of service as a Director; provided that the individual is not or does not as a result thereof become an employee or maintain an independent contractor relationship with the Company or any subsidiary (in which case, a Separation of Service will occur when the individual experiences a termination of service as an employee and independent contractor in accordance with Section 409A).  All determinations of whether an individual has had a Separation from Service shall be made applying the definition contained in Treasury Regulation §1.409A-1(h).

(r)“Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company or the Partnership if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.